Exhibit 99.1

Press

Release

Contact:	Mark E. Patten, Sr. Vice President and CFO
mpatten@ctlc.com
Phone:	(386) 944‑5643
Facsimile:	(386) 274‑1223

ANNOUNCES LAND
FOR IMMEDIATE RELEASE	CONSOLIDATED-TOMOKA LAND CO. REPORTS THIRD QUARTER 2017 EARNINGS OF $0.18 PER SHARE AND ANNOUNCES LAND PIPELINE REACHES $146 MILLION OR 72% OF LAND HOLDINGS

DAYTONA BEACH, Fla. – October 18, 2017 – Consolidated-Tomoka Land Co. (NYSE American: CTO) (the “Company”) today announced its operating results and earnings for the quarter and nine months ended September 30, 2017.

OPERATING RESULTS

Operating results for the quarter ended September 30, 2017 (as compared to the same period in 2016):

•	Net income was $0.18 per basic share, a decrease of $1.26 per share, or (88%);
•	Operating income was approximately $3.8 million, a decrease of approximately $12.1 million, or (76%); and
•	Revenues from our Operating Segments were as follows:

		Increase (Decrease)
Operating Segment	Revenue for the Quarter ($000’s)	vs Same Period in 2016 ($000’s)	vs Same Period in 2016 (%)
Income Properties	$7,928	$1,907	32%
Interest Income from Commercial Loan Investments	638	104	19%
Real Estate Operations	2,926	(1,718)	‑37%
Golf Operations	797	(204)	‑20%
Agriculture & Other Income	91	81	810%
Total Revenues	$12,380	$170	1%

Operating results for the nine months ended September 30, 2017 (as compared to the same period in 2016):

•	Net income was $3.13 per basic share, an increase of $1.17 per share, or 60%;
•	Operating income was approximately $34.6 million, an increase of approximately $7.6 million, or 28%; and

•	Revenues from our Operating Segments were as follows:

		Increase (Decrease)
Operating Segment	Revenue for the Nine Months ($000’s)	vs Same Period in 2016 ($000’s)	vs Same Period in 2016 (%)
Income Properties	$22,566	4,083	22%
Interest Income from Commercial Loan Investments	1,727	(324)	-16%
Real Estate Operations	45,658	26,679	141%
Golf Operations	3,656	(222)	-6%
Agriculture & Other Income	324	276	575%
Total Revenues	$73,931	$30,492	70%

Repurchase Program

During the quarter, the Company repurchased 29,951 shares of its common stock for approximately $1.6 million, at an average purchase price of $54.21 per share. During the first nine months of 2017, the Company repurchased 134,049 shares of its common stock for approximately $7.1 million, at an average purchase price of $53.24. As of October 18, 2017, there is approximately $5.5 million remaining on the $10 million buyback program initiated in March of 2017.

Income Property Operations Update

As of October 18, 2017, the Company is under contract to acquire a single-tenant office property, with a remaining lease term of approximately 8 years, in a major market in the Pacific Northwest that is leased to an investment-grade tenant at a purchase price of nearly $40 million, representing a cap rate at the high end of our investment guidance.  This potential acquisition may close in the next 30 days.

Land and Subsurface Update

On October 13, 2017, the Company completed the sale of approximately 5.1 acres located west of Interstate 95 for industrial use, for approximately $275,000, or approximately $54,000 per acre, resulting in an estimated gain of approximately $240,000, or $0.03 per share, after tax.

New Land Sales Contracts and Mitigation Bank Term Sheet

The following table details the contracts for the sale of land we have executed since our last update on August 25, 2017, and includes the terms of an executed non-binding term sheet to form a joint venture with an institutional investor to establish a mitigation bank on a parcel of our land (the “Mitigation Bank”):

	Location	Acres	Amount ($000’s)	Price Per Acre ($ Rounded 000’s)
1	East of I‑95 (surrounding Buc-ee’s location)	123	$29,250	$238,000
2	West of I‑95 (south side of SR 40)	1,016	$21,000	$21,000
3	East of I‑95 (across from Florida Hospital)	45	$5,200	$116,000
4	West of I‑95 (Mitigation Bank) –Term Sheet (1)	2,492	$15,000	$6,000
	Totals (Average)	3,676	$70,450	$19,000

(1)

The amount for the Mitigation Bank represents the amount in the term sheet for the buyer’s acquisition of approximately 70% of the joint venture that owns the Mitigation Bank, with the Company retaining 30%.

Land Pipeline Update

As of October 18, 2017, the Company’s pipeline of potential land sales transactions, including the Mitigation Bank transaction, includes the following twelve (12)  potential transactions with eleven (11) different buyers, representing more than 5,800 acres or approximately 72% of our land holdings:

	Transaction (Buyer)	Acres	Amount ($000’s)	Price Per Acre ($ Rounded 000’s)	Estimated Timing
1	Commercial/Retail – East of I‑95 (2)	123	$29,250	$238,000	‘18 – ‘19
2	Residential (AR) – Minto II – West of I‑95	1,614	$26,500	$16,000	‘18
3	Residential (SF) – ICI Homes II – West of I‑95	1,016	$21,000	$21,000	‘19
4	Mixed-Use Retail – North American – East of I‑95	62	$16,963	$273,000	‘17 – ‘18
5	Mitigation Bank– Term Sheet (1) – West of I‑95	2,492	$15,000	$6,000	‘18
6	Commercial/Retail – Buc’ees – East of I‑95 (2)	35	$14,000	$400,000	‘18
7	Commercial/Retail – East of I‑95	21	$5,777	$275,000	‘17 – ‘18
8	Distribution/Warehouse – East of I‑95	71	$5,000	$70,000	‘18 – ‘19
9	Residential (Multi-Family) – East of I‑95 (3)	45	$5,200	$116,000	‘18 – ‘19
10	Residential (SF) – West of I‑95 (4)	200	$3,324	$17,000	‘18
11	Commercial/Retail – Specialty Grocer – East of I‑95	9	$2,700	$300,000	‘18
12	Residential (SF) – ICI Homes – West of I‑95	146	$1,400	$10,000	‘19
	Totals (Average)	5,834	$146,114	$25,000

(1)

The amount for the Mitigation Bank represents the amount in the term sheet for the buyer’s acquisition of approximately 70% of the joint venture that owns the Mitigation Bank, with the Company retaining 30%.

(2)

Land sales transactions which require the Company to incur the cost to provide the requisite mitigation credits necessary for obtaining the applicable regulatory permits for the buyer, with such costs representing either our basis in credits that we own or potentially up to 5% - 10% of the contract amount noted.

(3)	The acres and amount include the buyer’s option to acquire 19 acres for approximately $2.0 million, in addition to the base contract of 26 acres for approximately $3.2 million.
(4)	The acres and amount include the buyer’s option to acquire 71 acres for approximately $574,000, in addition to the base contract of 129 acres for approximately $2.75 million.

As noted above, these agreements contemplate closing dates ranging from the fourth quarter of 2017 through fiscal year 2019, and although some of the transactions may close in 2017, the buyers are not contractually obligated to close until after 2017. Each of the transactions are in varying stages of due diligence by the various buyers including, in some instances, having made submissions to the planning and development departments of the City of Daytona Beach, and other permitting activities with other applicable governmental authorities including wetlands permits from the St. John’s River Water Management District and the U.S. Army Corps of Engineers and traffic analyses with the Florida Department of Transportation and Volusia County. In addition to other customary closing conditions, the majority of these transactions are conditioned upon the receipt of approvals or permits from those various governmental authorities, as well as other matters that are beyond our control. If such approvals are not obtained, the prospective buyers may have the ability to terminate their respective agreements prior to closing. As a result, there can be no assurances regarding the likelihood or timing of any one of these potential land transactions being completed or the final terms thereof, including the sales price.

Excluding the approximately 5,834 acres under contract or subject to a term sheet the Company’s remaining land holdings consist of approximately 2,266 acres of undeveloped land.

Subsurface Transactions

On August 24, 2017, the Company sold approximately 38,750 acres of subsurface interests in Osceola County, Florida for approximately $2.1 million (the “Osceola Subsurface Sale”). The Osceola Subsurface Sale represents approximately 27% of the subsurface interests owned by the Company in Osceola County, Florida, and 7.8% of the Company’s  approximately 500,000 acres of total subsurface interests, all located in the State of Florida. Osceola County does not have a history of oil exploration. The gain from the Osceola Subsurface Sale totaled approximately $2.08 million or approximately $0.23 per share, after tax.

On September 22, 2017, the Company executed an amendment to the agreement with Kerogen Florida Energy Company LP for the lease of approximately 15,000 acres in Hendry County, Florida and we received approximately $857,000 as payment for the upcoming year of the lease and drilling penalties.

Beachfront Development

In the third quarter of 2017, the Company broke ground on the development of two restaurant properties, each more than 6,000 square feet, on the Company’s  6‑acre beach parcel in Daytona Beach, Florida. The construction of the two single-tenant properties was approximately 32% complete as of September 30, 2017 and the Company expects that the LandShark Bar and Grill and Cocina 214 Restaurant & Bar will open in January 2018. The Company estimates the total investment, including the land and construction costs for both restaurant properties, to be approximately $17.7 million, of which approximately $4.8 million is remaining to be invested in the development of the restaurants.

Commercial Loan Investments Update

On July 31, 2017, the Company originated a $3.0 million first mortgage loan secured by a parcel of beachfront land in the City of Daytona Beach Shores, Florida which the borrower intends to develop as a residential condominium (the “Beach Loan”). The Beach Loan matures on August 1, 2018, includes a one-year extension option, bears a fixed interest rate of 11.00%, and requires monthly payments of interest only prior to maturity. At closing, a loan origination fee of $60,000 was received by the Company. Should the borrower seek to obtain financing for the development of the project prior to maturity, the Beach Loan would likely be paid off in connection with that financing.

The Company has engaged a national broker to market the Company’s two commercial loan investments secured by hotel properties in Atlanta, Georgia and Dallas, Texas which have an aggregate principal value of $15 million. In connection with this process, we are currently in active discussions with a potential buyer of these two loans at approximately par.  These two loans have been classified as held for sale on the balance sheet as of September 30, 2017.

Financial Results

Revenue

Total revenue for the quarter ended September 30, 2017 increased slightly to approximately $12.4 million, compared to approximately $12.2 million during the same period in 2016. This increase was primarily the result of the increase in revenues from our Income Property Operations, offset by a  decrease in our Real Estate Operations revenue net of the aforementioned subsurface transaction, both of which are outlined in the following tables, respectively:

	’s)	’s)
		Increase (Decrease)
Income Property Operations Segment	Revenue for the Quarter ($000’s)	vs Same Period in 2016 ($000’s)
Q4 2016 & YTD 2017 Acquisitions	$1,659	$1,659
Revenue from The Grove at Winter Park	147	123
Revenue from Remaining Portfolio	5,570	132
Accretion of Above Market/Below Market Intangibles	552	(7)
Total Related to Income Property Operations	$7,928	$1,907

		Increase (Decrease)
Real Estate Operations Segment	Revenue for the Quarter ($000’s)	vs Same Period in 2016 ($000’s)
Land Sales Revenue	$-	$(318)
Percentage of Completion Revenue (Tomoka Town Center)	-	(3,654)
Impact Fees/Mitigation Credit Sales	548	339
Subsurface Revenue	2,374	1,911
Other	4	4
Total Related to Real Estate Operations	$2,926	$(1,718)

Total revenue for the quarter ended September 30, 2017 was also impacted by a decrease of approximately $204,000 in the revenue generated by our Golf Operations, which had one of the two 18‑hole golf courses closed during the entire quarter for renovation of the greens, and an increase of approximately $104,000 in interest income on our commercial loan investments primarily as a result of the $3 million mortgage loan originated during the quarter.

Total revenue for the nine months ended September 30, 2017 increased to approximately $73.9 million, compared to approximately $43.4 million during the same period in 2016, an increase of approximately $30.5 million, or 70%. This increase was primarily the result of the increases from our Real Estate Operations segment and the Income Property Operations segment, respectively,  as outlined in the following tables, offset slightly by the aforementioned reduced revenues from our Golf Operations:

		Increase (Decrease)
Real Estate Operations Segment	Revenue for the Nine Months ($000’s)	vs Same Period in 2016 ($000’s)
Land Sales Revenue	$39,564	$39,056
Revenue from Reimbursement of Infrastructure Costs	1,276	1,276
Impact Fees/Mitigation Credit Sales	1,987	1,506
Percentage of Completion Revenue (Tomoka Town Center)	-	(16,455)
Subsurface Revenue	2,827	1,292
Other	4	4
Total Related to Real Estate Operations	$45,658	$26,679

		Increase (Decrease)
Income Property Operations Segment	Revenue for the Nine Months ($000’s)	vs Same Period in 2016 ($000’s)
Q4 2016 & YTD 2017 Acquisitions	$3,989	$3,989
Revenue from the Grove at Winter Park	284	206
Accretion of Above Market/Below Market Intangibles	1,633	(89)
Revenue from Remaining Portfolio	16,660	(23)
Total Related to Income Property Operations	$22,566	$4,083

Total revenue for the nine months ended September 30, 2017 was also impacted by an increase in revenues from our Agricultural Operations which benefited from a timber contract offset by the aforementioned decrease of approximately $222,000 in the revenue generated by our Golf Operations,  and a net decrease of approximately $323,000 in interest income on our commercial loan investments as a result of a loan investment which was repaid in the second quarter of 2016 partially offset by the $3 million mortgage loan originated in the third quarter of 2017.

Net Income

Net income and basic net income per share for the quarter ended September 30, 2017, compared to the same period in 2016, was as follows:

		Increase (Decrease)
	For the Quarter Ended September 30, 2017	vs Same Period in 2016	vs Same Period in 2016 (%)
Net Income ($000’s)	$967	$(7,194)	88%
Basic Net Income Per Share	$0.18	$(1.26)	88%

The above results for the third quarter of 2017, as compared to the same period in 2016, reflected the following significant operating elements in addition to the impacts on revenues described above:

•

A decrease in direct cost of revenues of nearly  $0.6 million primarily related to the decrease in the direct cost of revenues for the Real Estate Operations of approximately $0.8 million, which primarily reflects that we did not close any land transactions during the third quarter of 2017, and an increase of approximately $0.3 million in the operating costs of the Income Property Operations segment;

•	An increase in depreciation and amortization of approximately $1.2 million resulting from the growth in our income property portfolio; and
•	The gain of approximately $11.5 million recognized in the third quarter of 2016 in connection with the Company’s disposition of a portfolio of 14 single-tenant income properties.

Net income and basic net income per share for the nine months ended September 30, 2017, compared to the same period in 2016, was as follows:

		Increase (Decrease)
	For the Nine Months Ended September 30, 2017 (1)	vs Same Period in 2016	vs Same Period in 2016 (%)
Net Income ($000’s)	$17,392	$6,236	56%
Basic Net Income Per Share	$3.13	$1.17	60%

(1)

Includes $0.24 in non-cash earnings for the elimination of the accrued liability associated with the straight-line accounting for the land lease which was terminated as part of the acquisition of the LPGA International golf course land. This earnings impact was not included in the Company’s  original 2017 guidance for earnings per share.

The above results for the nine months ended September 30, 2017, as compared to the same period in 2016, reflected the following significant operating elements in addition to the impacts on revenues described above:

•

An increase in direct cost of revenues of approximately $11.7 million primarily related to the increase in the direct cost of revenues for the Real Estate Operations of approximately $10.8 million, which reflects an increase of approximately $8.7 million in cost basis related to the increased land sales during the nine-month period and associated transaction costs of approximately $1.3 million;

•	An increase in depreciation and amortization of approximately $3.3 million resulting from the growth in our income property portfolio;
•	Non-cash earnings of approximately $2.2 million related to the transaction to acquire the land underlying our golf operations; and
•

Income of approximately $12.8 million recognized in 2016 in connection with the Company’s disposition of a portfolio of 14 income properties and other dispositions of income properties offset by the recognition of approximately $2.2 million in impairment charges during the nine months ended September 30, 2016.

Balance Sheet Update

As previously announced, in early September 2017, the Company amended its unsecured revolving credit facility (the “Revolver Amendment”) including: i) increasing the lending commitment to $100 million (from $75 million) with the ability to increase the commitment up to $150 million; ii) reducing the interest rates; iii) modifying certain financial covenants in a manner favorable for the Company and increasing the borrowing base valuations of the Company’s income properties; and iv) extending the maturity date to September 2021 (from August 2018). As a result of the Revolver Amendment, the Company has borrowing capacity of approximately $59 million as of September 30, 2017.

Book value increased by $2.61 per share to approximately $28.58 per share as of September 30, 2017, an increase of approximately 10.1% versus December 31, 2016.

2017 Guidance

The following summary provides a review of the Company’s  updated guidance for the year ending December 31, 2017 compared to the operating results and leverage as of and for the nine months ended September 30, 2017 and the income property investment activity and land transactions as of October 18, 2017:

	Updated Guidance YTD 2017	YTD 2017 Actual
Reported Earnings Per Share (Basic)	$2.95 - $3.10(1)	$3.13(1)
Acquisition of Income-Producing Assets	$50mm - $70mm	$40.0
Target Investment Yields (Initial Yield – Unlevered)	6% - 8%	6.65%
Land Transactions (Sales Value)	$30mm - $50mm	$39.8mm
Leverage Target (as % of Total Enterprise Value)	<40%	32.5%

(1)

Includes $0.24 in non-cash earnings for the elimination of the accrued liability associated with the straight-line accounting for the land lease which was terminated as part of the acquisition of the LPGA International golf course land. This earnings impact was not included in the Company’s original 2017 guidance for earnings per share.

The Company expects to exceed the updated guidance for basic earnings per share for the full year ended December 31, 2017. In addition, based on the income property the Company has under contract, the Company expects to exceed the guidance for the acquisition of income-producing assets of $70 million.

Potential REIT Conversion - Earnings & Profits Study

In connection with the Company’s  ongoing evaluation of a possible conversion to a real estate investment trust (“REIT”), the Company has engaged a third-party tax consultant to conduct a study to determine the historical accumulated earnings and profits of the Company (the “E&P”) that would be required to be distributed in connection with a potential conversion to a REIT.  The potential conversion of the Company to a REIT tax structure would require that the historical E&P for the entirety of the Company’s history be distributed to the Company’s shareholders as part of such possible conversion, in accordance with the provisions of the Internal Revenue Code.  The current estimate of the E&P,  pursuant to the aforementioned study, is indicating a range of $30 million to $45 million. The most significant difference between the estimated E&P and the Company’s retained earnings as of September 30, 2017 is the amount of after-tax gains from land and income property sales that were executed utilizing the 1031 structure, as those gains are not included in the amount required to be distributed.  With regard to the distribution of the E&P as part of a potential REIT conversion, it is customary, pursuant to the Company obtaining an affirmative ruling from the Internal Revenue Service, that up to 80% of the estimated E&P distribution could be satisfied through the issuance of the equivalent number of shares of the Company’s common stock, with the remaining 20% paid in cash.

If the Company’s  board of directors elects to pursue a potential conversion to a REIT, the final determination requires approval by a  majority of the Company’s shareholders. No decision has been made and we do not anticipate such a decision prior to 2018. The Company’s evaluation of and decisions regarding a potential conversion to a REIT could be impacted by possible changes to corporate tax policy being considered by the U.S. government.

Quarterly Dividend

The Company’s Board of Directors declared a quarterly dividend of $0.05 per share payable on November 30, 2017 to shareholders of record on November 10, 2017.

Third Quarter 2017 Earnings Conference Call & Webcast

The Company will host a conference call to present its operating results for the quarter ended September 30, 2017 tomorrow, Thursday, October 19, 2017, at 9:00 a.m. eastern time. Shareholders and interested parties may access the Earnings Call via teleconference or webcast:

Teleconference: USA (Toll Free)	1‑888‑317‑6003
International:	1‑412‑317‑6061
Canada (Toll Free):	1‑866‑284‑3684

Please dial in at least fifteen minutes prior to the scheduled start time and use the code 4036102 when prompted.

A webcast of the call can be accessed at: http://services.choruscall.com/links/cto171019.html.

To access the webcast, log on to the web address noted above or go to http://www.ctlc.com and log in at the investor relations section. Please log in to the webcast at least ten minutes prior to the scheduled time of the Earnings Call.

About Consolidated-Tomoka Land Co.

Consolidated-Tomoka Land Co. is a Florida-based publicly traded real estate company, which owns a portfolio of income investments in diversified markets in the United States including more than 1.9 million square feet of income properties, as well as approximately 8,100 acres of land in the Daytona Beach area. Visit our website at www.ctlc.com.

We encourage you to review our most recent investor presentation for the quarter ended September 30, 2017, available on our website at www.ctlc.com.

SAFE HARBOR

Certain statements contained in this press release (other than statements of historical fact) are forward-looking statements. Words such as “believe,” “estimate,” “expect,” “intend,” “anticipate,” “will,” “could,” “may,” “should,” “plan,” “potential,” “predict,” “forecast,” “project,” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made.  Although forward-looking statements are made based upon management’s expectations and beliefs concerning future developments and their potential effect upon the Company, a number of factors could cause the Company’s actual results to differ materially from those set forth in the forward-looking statements.  Such factors may include the completion of 1031 exchange transactions, the modification of terms of certain land sales agreements, uncertainties associated with obtaining required governmental permits and satisfying other closing conditions, as well as the uncertainties and risk factors discussed in our Annual Report on Form 10‑K for the fiscal year ended December 31, 2016 as filed with the Securities and Exchange Commission.  There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on the Company will be those anticipated by management.

CONSOLIDATED-TOMOKA LAND CO.

CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	September 30, 2017	December 31, 2016
ASSETS
Property, Plant, and Equipment:
Income Properties, Land, Buildings, and Improvements	$317,215,503	$274,334,139
Golf Buildings, Improvements, and Equipment	6,355,561	3,528,194
Other Furnishings and Equipment	652,479	1,032,911
Construction in Progress	6,246,950	5,267,676
Total Property, Plant, and Equipment	330,470,493	284,162,920
Less, Accumulated Depreciation and Amortization	(21,552,883)	(16,552,077)
Property, Plant, and Equipment—Net	308,917,610	267,610,843
Land and Development Costs	40,750,335	51,955,278
Intangible Lease Assets—Net	35,810,734	34,725,822
Impact Fee and Mitigation Credits	1,265,437	2,322,906
Commercial Loan Investments	11,910,611	23,960,467
	15,000,000	—
Cash and Cash Equivalents	5,944,544	7,779,562
Restricted Cash	7,027,196	9,855,469
Refundable Income Taxes	1,510,712	943,991
Other Assets	8,573,622	9,469,088
Total Assets	$436,710,801	$408,623,426
LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts Payable	$1,307,813	$1,518,105
Accrued and Other Liabilities	7,382,898	8,667,897
Deferred Revenue	1,313,025	1,991,666
Intangible Lease Liabilities - Net	30,026,994	30,518,051
Accrued Stock-Based Compensation	69,877	42,092
Deferred Income Taxes—Net	63,458,746	51,364,572
Long-Term Debt	173,651,530	166,245,201
Total Liabilities	277,210,883	260,347,584
Commitments and Contingencies
Shareholders’ Equity:
Common Stock – 25,000,000 shares authorized; $1 par value, 6,026,610 shares issued and 5,581,235 shares outstanding at September 30, 2017; 6,021,564 shares issued and 5,710,238 shares outstanding at December 31, 2016	5,951,720	5,914,560
Treasury Stock – 445,375 shares at September 30, 2017; 311,326 shares at December 31, 2016	(22,434,800)	(15,298,306)
Additional Paid-In Capital	22,168,687	20,511,388
Retained Earnings	153,562,478	136,892,311
Accumulated Other Comprehensive Income	251,833	255,889
Total Shareholders’ Equity	159,499,918	148,275,842
Total Liabilities and Shareholders’ Equity	$436,710,801	$408,623,426

CONSOLIDATED-TOMOKA LAND CO.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2017	2016	2017	2016
Revenues
Income Properties	$7,928,258	$6,021,331	$22,566,505	$18,483,654
Interest Income from Commercial Loan Investments	637,801	534,212	1,727,449	2,050,507
Real Estate Operations	2,926,406	4,643,646	45,658,221	18,979,164
Golf Operations	797,420	1,001,368	3,655,877	3,877,923
Agriculture and Other Income	90,717	10,388	323,617	48,070
Total Revenues	12,380,602	12,210,945	73,931,669	43,439,318
Direct Cost of Revenues
Income Properties	(1,715,516)	(1,430,642)	(4,756,744)	(3,811,389)
Real Estate Operations	(459,169)	(1,257,183)	(15,408,547)	(4,638,865)
Golf Operations	(1,272,647)	(1,302,920)	(4,173,244)	(4,154,684)
Agriculture and Other Income	(18,874)	(52,894)	(89,847)	(153,599)
Total Direct Cost of Revenues	(3,466,206)	(4,043,639)	(24,428,382)	(12,758,537)
General and Administrative Expenses	(1,995,512)	(1,821,827)	(7,942,846)	(8,518,410)
Impairment Charges	—	—	—	(2,180,730)
Depreciation and Amortization	(3,161,169)	(1,945,460)	(9,139,434)	(5,818,386)
Gain (Loss) on Disposition of Assets	(266)	11,479,490	(266)	12,842,438
Land Lease Termination	—	—	2,226,526	—
Total Operating Expenses	(8,623,153)	3,668,564	(39,284,402)	(16,433,625)
Operating Income	3,757,449	15,879,509	34,647,267	27,005,693
Investment Income (Loss)	9,724	2,531	27,431	(561,162)
Interest Expense	(2,073,299)	(2,454,390)	(6,279,366)	(6,700,593)
Income Before Income Tax Expense	1,693,874	13,427,650	28,395,332	19,743,938
Income Tax Expense	(726,974)	(5,281,646)	(11,003,132)	(8,624,727)
Net Income	966,900	8,146,004	17,392,200	11,119,211
Less: Net Loss Attributable to Noncontrolling Interest in Consolidated VIE	—	15,010	—	36,964
Net Income Attributable to Consolidated-Tomoka Land Co.	$966,900	$8,161,014	$17,392,200	$11,156,175

Per Share Information:
Basic
Net Income Attributable to Consolidated-Tomoka Land Co.	$0.18	$1.44	$3.13	$1.96
Diluted
Net Income Attributable to Consolidated-Tomoka Land Co.	$0.18	$1.44	$3.13	$1.95

Dividends Declared and Paid	$0.05	$0.04	$0.13	$0.08